Exhibit 3.1

ARTICLES OF RESTATEMENT FOR DELTA
NATURAL GAS COMPANY, INC.

1.    The name of the corporation is Delta Natural Gas Company, Inc.
2.    The text of the restated articles of incorporation of Delta Natural Gas Company, Inc. is as follows:
RESTATED
ARTICLES OF INCORPORATION OF
DELTA NATURAL GAS COMPANY, INC.
ARTICLE I.     The name of the Corporation shall be Delta Natural Gas Company, Inc.

ARTICLE II.    The principal office of the Corporation shall be located at 3617 Lexington Road, Winchester, Clark County, Kentucky 40391, and the name of the registered agent of the Corporation at such office shall be John B. Brown.

ARTICLE III.    The Corporation is authorized to issue One Thousand (1,000) shares of common stock having no par value.

ARTICLE IV.    No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for a breach of the director’s duties as a director except for liability: [1] for any transaction in which the director’s personal financial interest is in conflict with the financial interests of the corporation or its shareholders; [2] for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; [3] for voting for or assenting to distributions made in violation of the Kentucky Revised Statutes; or [4] for any transaction from which the director derived an improper personal benefit.

If the Kentucky Revised Statutes are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Kentucky Revised Statutes, as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification. This Article shall continue to be applicable with respect to any breach of duties by a director of the corporation as a director notwithstanding that such director thereafter ceases to be a director and shall inure to the personal benefit of such director’s heirs, executors and administrators.

ARTICLE V.    The names and addresses of the incorporators set forth in the Corporation’s original Articles of Incorporation were as follows:

NAME                ADDRESS
Harrison D. Peet        Stanton, Kentucky
V. E. Scott            Winchester, Kentucky
William Love            Louisville, Kentucky
IN WITNESS WHEREOF, the undersigned has executed these Articles of Restatement on behalf of Delta Natural Gas Company, Inc. on September 20, 2017.
DELTA NATURAL GAS COMPANY, INC.

By: /s/Glenn R. Jennings
Glenn R. Jennings, Chief Executive Officer

CERTIFICATE ACCOMPANYING THE FILING OF THE
RESTATED ARTICLES OF INCORPORATION OF DELTA NATURAL GAS
COMPANY, INC. AS REQUIRED BY KRS 271B.10-070(4)

The Restated Articles of Incorporation of Delta Natural Gas Company, Inc., as filed hereby, do not contain an amendment to the articles of incorporation of Delta Natural Gas Company, Inc., that requires shareholder approval, and the board of directors of Delta Natural Gas Company, Inc. has adopted the Restated Articles of Incorporation.

DELTA NATURAL GAS COMPANY, INC.

By: /s/Glenn R. Jennings
Glenn R. Jennings, Chief Executive Officer